Source: Shoals Technologies Group November 05, 2025 19:52 ET

Shoals Technologies Group, Inc. Appoints Accomplished Finance Leader, David Van Bibber as Chief Accounting Officer

PORTLAND, Tenn., Nov. 05, 2025 (GLOBE NEWSWIRE) -- Shoals Technologies Group, Inc. (“Shoals”), a leading provider of electrical balance of system solutions for the global energy transition market, announced today the appointment of David Van Bibber as Chief Accounting Officer, strengthening its executive team.

David brings more than 25 years of accounting and finance leadership experience across global, publicly traded manufacturing organizations. Most recently, he served as Controller and Chief Accounting Officer at Haynes International, Inc., where he led the accounting function for the multinational public company. David began his career in public accounting and subsequently held finance roles in a variety of manufacturing industries, including medical devices, wire, cable and connectivity, and most recently, metal alloys.

“David’s depth of experience and leadership approach will strengthen our finance organization and help us continue building scalable processes to support Shoals’ growth,” said Dominic Bardos, Chief Financial Officer at Shoals. “He will be well positioned to ensure the highest standards of financial integrity as we expand our business and deliver value to our shareholders.”

David holds an undergraduate degree in Accounting and Finance from Indiana University and an MBA from the Kellogg School of Management at Northwestern University.

About Shoals Technologies Group, Inc.

Shoals Technologies Group is a leading provider of electrical balance of system solutions and components, including battery energy storage solutions and Original Equipment Manufacturer components for the global energy transition market. Since its founding in 1996, the Company has introduced innovative technologies and systems solutions that allow its customers to substantially increase installation efficiency and safety while improving system performance and reliability. Shoals Technologies Group is a recognized leader in the renewable energy industry. For additional information, please visit: https://www.shoals.com.

Forward-Looking Statements.

This press release contains forward-looking statements. All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws. Words, and variations of words, such as “will,” “may,” “expect,” “would,” “could,” “might,” “intend,” “plan,” “believe,” “likely,” “estimate,” “anticipate,” “objective,” “predict,” “project,” “drive,” “seek,” “aim,” “target,” “potential,” “commitment,” “outlook,” “continue,” “goal” or any other similar words are intended to identify our forward-looking statements. Although we believe that the expectations and assumptions reflected in any of our forward-looking statements are reasonable, actual results or outcomes could differ materially from those projected or assumed in any of our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties, many of which are beyond our control, which could cause our actual results to differ materially from those indicated in these forward-looking statements. We disclaim and do not undertake any obligation to update or revise any forward-looking statement in this presentation except as required by applicable law or regulation. For important information on forward-looking statements, please see our earnings release for Q3 2025 on our investor website at https://investors.shoals.com.

For media inquiries, please contact:

Public Relations
Lindsey Williams, VP of Marketing and External Communications Lindsey.williams@shoals.com

Investor Relations
Matt Tractenberg, VP of Finance and Investor Relations
investors@shoals.com